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                  [FLETCHER INTERNATIONAL LIMITED LETTERHEAD]

                                                                 April 23, 1998

DELIVERED VIA FACSIMILE (770) 351-0036

Ross Systems, Inc.
Two Concourse Parkway, Suite 800
Atlanta GA, 30328
Attention: Stan Stoudenmire, Vice President and Chief Financial Officer

     RE: WARRANT NO. 96A

Dear Mr. Stoudenmire:

1. Fletcher International Limited ("Fletcher") is the registered holder of the above-referenced warrant (the "Warrant") issued by Ross Systems, Inc. ("Ross"), and hereby elects to exercise (effective upon acknowledgment hereof) the Warrant to purchase 353,000 shares (the "Shares") of Common Stock, without par value, or Ross and on the Issue Date shall tender $1,141,946 (the "Warrant Consideration") (representing a per share exercise price of $3.234975) by wire transfer to the account of Ross, as payment in full for all such Warrant
     Shares. In consideration of the reduction in the exercise price from that set forth in the second paragraph on page two of the Warrant Certificate dated July 3, 1996 representing the Warrant (the "Warrant Certificate"), Fletcher agrees that the Warrant shall be canceled (the "Cancellation") with respect to the remaining 287,000 Warrant Shares (as defined in the Warrant Certificate) subject to the Warrant.

2. By acknowledging this Warrant Exercise Notice, Ross hereby agrees that, notwithstanding anything to the contrary in the Warrant Certificate or the Subscription Agreement dated June 28, 1996, as amended, by and between Ross and Fletcher (the "Agreement"), (1) the Warrant Consideration, together with the Cancellation, represents payment in full for all 353,000 Shares, and (II) the terms of this Warrant Exercise Notice shall govern in the event of any conflict.

3. Fletcher hereby represents and warrants that (i) Fletcher is not a "U.S. person" as defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933, as amended, and (ii) the Warrant is not being exercised within the United States. Ross and Fletcher have instituted procedures to ensure that the Shares will not be delivered within the United States.

4. The Shares shall be represented by three certificates, each representing 100,000 of the Shares, and one certificate representing 53,000 of the Shares. None of the certificates shall bear any restrictive legend and no stop order shall be ordered or in place with respect to such certificates. Immediately prior to payment of the Warrant Consideration, Ross shall present

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Page 2 Exercise Notice

     copies of such certificates to Fletcher, by facsimile or otherwise. Physical certificates representing the Shares shall be delivered within five business days following the date hereof (subject to physical receipt of the Warrant Certificate by Ross or its agent at or prior to such time), to the address and in the name set forth below.

                                       Fletcher International Limited
                                       c/o Midland Bank Trust (Cayman) Limited
                                       P.O. Box 1109, Mary Street
                                       Grand Cayman, Cayman Islands
                                       British West Indies
                                       Attention: Pamela Clements
                                       Telephone: (345) 949-7755

5. Section 8(c) and (d) of the Agreement do not apply to the transactions contemplated hereby.

                                       FLETCHER INTERNATIONAL LIMITED

                                       By: /s/ Alphonzo Fletcher, Jr.
                                           --------------------------------
                                       Name:  Alphonzo Fletcher, Jr.
                                       Title: Director

                                       By: /s/ Michael Austin
                                           --------------------------------
                                       Name:  Michael Austin
                                       Title: Director


AGREED AND ACKNOWLEDGED:
ROSS SYSTEMS, INC.

By: /s/ Dennis V. Vohs
----------------------------
Name:  Dennis V. Vohs
Title: Chairman & CEO